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                                                                       EXHIBIT 5

                            Schiff Hardin & Waite
                               7200 Sears Tower
                           Chicago, Illinois  60606


Mark C. Zaander
(312) 258-5520

                                 March 7, 1994


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

                 RE:      SCOTSMAN INDUSTRIES, INC.
                          REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

              We are acting as counsel for Scotsman Industries, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-4 (No. 33-52033) (the "Registration
Statement") with the Securities and Exchange Commission covering the registration of (i) 3,392,400 shares of common stock, par value $.10 per share, of the Company (the "Common Shares"), together with the associated Common Stock Purchase Rights, (ii) 2,000,000 shares of Series A $0.62 Cumulative
Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series A Convertible Preferred Shares") and (iii) 1,000,000 shares of
Series B Cumulative Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Shares"), to be issued pursuant to an Agreement and Plan of Merger, dated January 11, 1994, among the Company, Scotsman Acquisition Corporation, a wholly-owned subsidiary of the Company, DFC Holding Corporation ("DFC"), The Delfield Company, a wholly-owned subsidiary of DFC, Onex Corporation, the holders of the common stock of DFC named therein, and Continental Bank, N.A. (the "Merger Agreement") and a Share Acquisition Agreement, dated as of January 11, 1994, among the Company, Whitlenge Acquisition Limited ("WAL"), Whitlenge Drink Equipment Limited, Onex
Corporation and certain holders of the ordinary shares of WAL named therein. In that connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion.


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Securities and Exchange Commission
March 7, 1994
Page 2


                 Based upon the foregoing, it is our opinion that:

                 (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

                 (2) The Common Shares, together with the assciated Common Stock Purchase Rights, the Series A Convertible Preferred Shares and the Series B Preferred Shares have been validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Registration Statement.

                                        Very truly yours,

                                        SCHIFF HARDIN & WAITE



                                        By: /s/  Mark C. Zaander
                                                 Mark C. Zaander